Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

November 25, 2020

CNO Financial Group, Inc.

11825 North Pennsylvania Street

Carmel, Indiana 46032

Re: CNO Financial Group Inc. – 5.125% Subordinated Debentures due 2060

Ladies and Gentlemen:

We have acted as tax counsel to CNO Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $150,000,000 in aggregate principal amount of its 5.125% Subordinated Debentures due 2060 (the “Securities”), as described in the prospectus supplement, filed with the Securities and Exchange Commission on November 19, 2020 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-224830) under the Securities Act of 1933, as amended (the “Securities Act”), dated May 10, 2018.

We hereby confirm to you our opinion as set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

Our opinion is based upon the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. Our opinion is limited to the matters specifically addressed herein, and no other opinion is implied or may be inferred. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the conclusion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Securities, and to the reference to us under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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